Exhibit 21.0

SUBSIDIARIES

Incorporation/Organization	Jurisdiction of
iGATE Technologies, Inc. (f/k/a iGATE Capital Management Inc.)	Pennsylvania
iGATE Holding Corporation	Delaware
iGATE Management, Inc.	Pennsylvania
iGATE Ventures I, L.P. (f/k/a Highgate Ventures I, L.P.)	Delaware
Pure Pay Partners, Inc. (f/k/a Mastech Application Services, Inc.)	Pennsylvania
iGATE Government Solutions Inc.	Delaware
iGATE, Inc. (f/k/a Mastech Systems Corporation)	Pennsylvania
iGATE Global Solutions Ltd. (f/k/a Mascot Systems Limited)	India
iGATE Infrastructure Management Services Limited (f/k/a ITandT Services Ltd.)	India
Mascot Systems GmbH	Germany
Pan-Asia iGATE Solutions	Mauritius
iGATE Global Solutions Mexico S.A.DE C.V.	Mexico
iGATE Computer Systems Limited (f/k/a Patni Computer Systems Limited)	India
iGATE Technologies Luxembourg. S.a\ r.l. Inc.	Luxembourg
iGATE Technologies (Canada) Inc.	Canada
CHCS Services Inc.	Florida
iGATE Information Services Private Ltd. (f/k/a Patni Telecom Solutions Private Ltd)	India
iGATE Information Services Private Ltd. (f/k/a Patni Telecom Solutions (UK) Ltd)	United Kingdom
PCS Computer Systems Mexico, SA de CV	Mexico
iGATE Singapore Pte Ltd. (f/k/a Patni (Singapore) Pte Ltd.)	Singapore
Patni Computer Systems GmbH	Germany
iGATE Computer Systems (UK) Limited.(f/k/a Patni Computer Systems Limited)	United Kingdom
Patni Computer Systems (Dalian) Co Ltd.	China
Patni Computer Systems Indonesia Inc.	Indonesia
iGATE Computer Systems (Suzhou) Co Ltd. (f/k/a Patni Computer Systems (Suzhou) Co Ltd)	China
iGATE Computer Systems Japan Inc. (f/k/a Patni Computer Systems Japan Inc.)	Japan
Patni Computer Systems (Czech) s.r.o	Czech Republic